EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
of World Energy Solutions, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File Nos. 333-151641 and 333-140014) and Form S-3 (File No. 333-147301) of our reports dated March 2, 2009, relating to the consolidated financial statements of World Energy Solutions, Inc. (which report expresses an unqualified opinion) and the effectiveness of World Energy Solutions, Inc.’s internal control over financial reporting dated March 2, 2009, appearing in this Annual Report to Shareholders, which is included in this Annual Report on Form 10-K of World Energy Solutions, Inc., for the year ended December 31, 2008.

/s/ UHY LLP

Boston, Massachusetts
March 2, 2009